EXHIBIT 5

                           April 28, 1995




The Board of Directors
United Technologies Corporation
United Technologies Building
One Financial Plaza
Hartford, CT  06101

   Re:  S-8 Registration Statement Defined Contribution Retirement Plan

Ladies and Gentlemen:

This opinion is furnished in connection with the proposed filing with the Securities and Exchange Commission on April 28, 1995, of a Registration Statement on Form S-8 under the Securities Act of 1933, as amended, in connection with the offering of 25,000 shares of Common Stock, par value $5 per share (the _Shares_) to be issued under the Corporation's Defined Contribution Retirement Plan (the _Plan_).

I have acted as Counsel to the Corporation in connection with certain matters relating to the Plan. I am familiar with the Corporate proceedings relating thereto and have examined such documents and considered such matters of law as I have deemed necessary in giving this opinion.

It is my opinion that all Shares to be offered and sold pursuant to the Plan that will be purchased by the Plan Trustee in the open market and do not constitute original issue Shares. The Plan will be timely filed with the Internal Revenue Service for a determination letter that the Plan constitutes a _tax qualified_ Plan under the Internal Revenue Code and ERISA. I hereby consent to the filing of this opinion as an Exhibit to the aforementioned Registration Statement.

                          Very truly yours,



                          Richard M. Kaplan
                          Associate General Counsel


RMK:mmr/h:SEC\S8opin2.Doc

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